Exhibit 4.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ALICO LAND DEVELOPMENT COMPANY

Department of State

Tallahassee, Florida

The undersigned, J. R. SPRATT, President, and GLORIA B. ALLEN, Secretary, of Alico Land Development Company, respectfully show that the Board of Directors at a bimonthly meeting held in Bartow, Florida on November 6, 1973, adopted a resolution approving the following amendment to the Certificate of Incorporation and directing that such amendment be submitted to a vote of the stockholders at the next annual meeting thereof:

(a) The substitution of the following in lieu of Article 1 of the Certificate of Incorporation as presently written:

“Article 1. The name of the corporation shall be ALICO, INC., and its principal place of business shall be 640 South Main Street, La Belle, Florida, or such other place in the State of Florida as the Board of Directors shall from time to time deem advisable and in the best interest of the Company.”

(b) The substitution of the following in lieu of Article 6 as presently written:

“Article 6. The post office address of the principal office of the corporation shall be La Belle, Florida, or such other place in the state of Florida as the Board of Directors shall from time to time deem advisable and in the best interest of the Company.”

At such annual meeting duly called and held in La Belle, Florida, on January 7, 1974, the stockholders present or represented by proxy and entitled to vote in respect of said amendment to the Certificate of Incorporation did approve the said amendment by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon, the number of shares voting in favor of the amendment being 1,840,957 or 73.64% of 2,499,731 outstanding shares entitled to vote.

IN WITNESS WHEREOF, the undersigned, as President and Secretary of Alico Land Development Company, have hereunto subscribed their names and the Secretary has affixed the corporate seal hereto, all as of this 7th day of January 1974.

/s/ J. R. SPRATT
J. R. Spratt
President

(Corporate Seal)	/s/ GLORIA B. ALLEN
Gloria B. Allen
Secretary

STATE OF FLORIDA

COUNTY OF HENDRY

Before me the undersigned Notary Public in and for the County and State above named, personally appeared J. R. SPRATT and GLORIA B. ALLEN, respectively President and Secretary of Alico Land Development Company, to me well known to be the individuals who subscribed their names to the foregoing Certificate of Amendment to the Articles of Incorporation of said Alico Land Development Company and they acknowledged before me that the facts stated therein are true and correct and that they executed the same for the purposes therein expressed.

/s/ BEATRICE W. BOYLE
Notary Public, State of Florida

(Notarial Seal)

My Commission Expires: 10/22/75